Exhibit 99.1

Company successfully executes Amended and

Restated Credit Agreement

– Upsizes Revolver to $100 million and Term Loan to $520 million

– Achieves extended maturities and lower borrowing rate

LITTLETON, Colo. — April 18, 2013 – tw telecom inc. (NASDAQ: TWTC) today announced that its wholly-owned subsidiary tw telecom holdings inc. (“Holdings”), executed a Second Amended and Restated Credit Agreement with a group of lenders (“Amendment and Restatement”) that amends and restates its 2010 Credit Agreement (the “Credit Agreement”).

The Amendment and Restatement increases and extends the approximately $462 million outstanding Term Loan B (the “Term Loan”) to $520 million with a new final maturity date of April 17, 2020. In addition, the original $80 million undrawn Revolving Credit Facility (the “Revolver”) was increased to $100 million with a new maturity date of April 17, 2018 and remains undrawn.

Interest on the Term Loan is computed based on a specified Eurodollar rate plus 2.50% and will be reset periodically and payable at least quarterly. Interest on outstanding amounts of the Revolver, if any, will be computed based on a specified Eurodollar rate plus 1.75% to 2.75% and will be reset periodically and payable at least quarterly.

The Term Loan negative covenants were amended to substantially mirror the covenants contained in Holding’s 5 3/8% Senior Notes due 2022. The Amendment and Restatement modified various Revolver covenants, including the restricted payments covenant, which now permits payments of up to $250 million annually for dividends, share repurchases and certain other payments absent defaults and subject to a liquidity test. As in the original Credit Agreement, the financial maintenance covenants in favor of the revolving lenders only apply if the Revolver is drawn.

The credit facilities are secured by a first priority security interest in substantially all of the assets of Holdings and guaranteed by the Company and its subsidiaries.

Below is a summary of certain key terms of the Amendment and Restatement. The summary is not intended to be comprehensive and is qualified by reference to the Amendment and Restatement filed as an exhibit to the Company’s Current Report on Form 8-K dated April 18, 2013.

	Prior Financing	Current Financing
Borrowing Amount
Term Loan	$462 M	$520 M
Revolver	$ 80 M	$100 M

Maturity Date
Term Loan	12/30/2016	4/17/2020
Revolver	12/31/2014	4/17/2018

Borrowing Rate
Term Loan	Eurodollar Rate + 3.25%	Eurodollar Rate + 2.50%
Revolver	Eurodollar Rate + 2.50 -3.50%	Eurodollar Rate + 1.75-2.75%

Share Repurchases & Other Restricted Payments (1)
Annual	$150 M	$250 M
Carryover of Unused portion	$ 50 M	$100 M

(1)	Subject to Liquidity Test; Annual Restricted Payment basket limits under the Revolver for 2013 are from April 17, 2013 to year end.

About tw telecom

tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com